Exhibit 99

        CompuDyne Reports $0.23 Loss for Third Quarter of 2004;
   Backlogs Increase to $138 Million; 2005 Outlook Remains Positive

    ANNAPOLIS, Md.--(BUSINESS WIRE)--Nov. 1, 2004--CompuDyne Corporation (Nasdaq:CDCY) an industry leader in sophisticated security products, integration and technology for the public security markets, today reported a loss of $0.23 per share for the third quarter of 2004 compared to a profit of $0.12 for the third quarter of 2003. Revenues for the third quarter of 2004 were $33.4 million, down from $53.1 million in the third quarter of 2003. EBITDA for the third quarter of 2004 was a negative $1.5 million, down from a positive $2.6 million in the third quarter of 2003.
    Backlogs increased by $1.2 million to $138.1 million during the quarter. Awards in October are expected to be in excess of $8.0 million, with another $3.5 million of awards in the final stages of negotiation.
    Institutional Security Systems ("ISS") pre-tax result was a loss of $0.8 million on revenues of $11.8 million in the third quarter of 2004, compared to a profit of $1.2 million on revenues of $26.4 million in the third quarter of 2003. ISS is impacted by two years of declining backlogs as well as modest losses from its West Coast operations. While significant cost reductions have been instituted, they have not been enough to offset the severe reduction in revenues. The negative impact in the third quarter of 2004 of certain projects that generated losses, primarily at the West Coast regional office, is now largely behind us with the completion of most of those projects, although legal costs related thereto will continue. Backlogs have started to level out, but have not yet begun a sustained up-trend. Because of the long lead-time between orders and revenues at ISS, results in this segment are expected to be depressed for an extended period of time.
    Attack Protection ("AP") pre-tax result was a loss of $2.1 million on revenues of $6.5 million in the third quarter of 2004, compared to a loss of $0.7 million on revenues of $6.0 million in the third quarter of 2003. The bulk of the loss is related to remedial work on one contract which involved a unique product. This work is expected to be completed in mid-November. The quarter was also impacted by product returns and the continuing low level of revenues. With a near-record backlog of $19.4 million, up from $17.8 million at the end of the second quarter of 2004 and $14.4 million at the end of the third quarter of 2003, the prospects for AP are improving. Significant bids remain outstanding on both new embassy projects and security bollards and barriers.
    Public Safety & Justice ("PS&J") pre-tax income was $0.4 million on revenues of $11.8 million in the third quarter of 2004, a decline from earnings of $0.8 million on revenue of $16.2 million in the third quarter of 2003. The third quarter of 2003 benefited from a large hardware shipment. The third quarter of 2004 was impacted by approximately $0.3 million of costs for the extremely successful User's Group meeting in September. PS&J was further impacted by hiring costs for its new divisional President and CEO. Quoting activity remains very strong at PS&J. The reception by clients and prospective clients of the Company's newly acquired 90 Degrees software product line has been exceptionally strong. During the third quarter of 2004 there were approximately eleven cutovers (systems going "live") and approximately forty additional systems accepted into warranty and/or maintenance - all predictive of significant increases in recurring revenue levels in coming months and years.
    Federal Security Systems ("FSS") pre-tax income in the third quarter of 2004 was $0.1 million on revenues of $3.3 compared to $0.2 million on revenues of $4.5 million in the third quarter of 2003. Revenues and pre-tax income have been impacted by delays in expected timing of awards, including the recently announced $4.7 million award which will now impact calendar year 2005 revenues favorably but will have little impact on 2004. Pre-tax income was also impacted by continuing investments in developing the signals intelligence product line, which continues to meet with strongly positive inquiries and orders. FSS will continue to make meaningful investments in this product line during the coming twelve months which will temporarily impact pre-tax income but are expected to result in a significantly advanced product with strong marketability.
    Corporate expenditures were at a higher level than normal due to hiring expenses related to the strengthening of the company's senior management team, costs related to the evaluation of acquisitions we chose not to pursue, as well as continued high levels of spending to meet obligations under Sarbanes Oxley and related corporate control requirements.
    Third quarter 2004 pre-tax income was worse than anticipated at the time of our October 7th press release due to unexpected adjustments to contract costs. While it is not yet possible to accurately project the fourth quarter, it is expected to be considerably improved over the third quarter. The company is in the final stages of negotiating recovery of certain expenses on a longstanding contract. The degree of success the Company has in this effort, if any, will determine fourth quarter results.
    Expectations for 2005 continue to be good, with the completion in 2004 of work on contracts in a loss position which negatively impacted 2004 and slowly improving backlogs. While ISS is expected to continue under pressure due to depressed backlogs, AP is expected to turn profitable during 2005. PS&J is expected to show a further increase in profits over 2004. FSS is going into the year with improved prospects moderated by planned investments in its signals intelligence line. Hiring costs will accelerate in AP to meet expanded revenue expectations but hiring costs for the Company as a whole, at the senior management level will be reduced. Sarbanes Oxley related costs are also expected to moderate to some extent. On balance, 2005 is expected to return to a solid level of profitability. The Company expects to make a formal estimate of 2004 and 2005 earnings near the end of 2004.

    Certain statements made in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including those statements concerning the Company's expectations with respect to future operating results and other events. Although the Company believes it has a reasonable basis for these forward-looking statements, these statements involve risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors which could cause actual results to differ from expectations include, among others, capital spending patterns of the security market, competitive factors and pricing measures, regulatory requirements, the Company's ability to secure new contracts, costs related to potential acquisitions, the level of product returns, the amount of remedial work needed to be performed, and the risks inherent in CompuDyne's business and future uncertainties which are further described in its filings with the Securities and Exchange Commission, such as the Company's Form 10-K, Form 10-Q, and Form 8-K reports.



                COMPUDYNE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                              (unaudited)

                                            September 30, December 31,
                    ASSETS                      2004          2003
                                              ---------     ---------
                                                   (in thousands)
Current Assets
   Cash and cash equivalents                  $   2,366     $   1,869
   Marketable securities                         15,711             -
   Accounts receivable, net                      40,578        41,780
   Contract costs in excess of billings          17,239        17,568
   Inventories                                    5,096         6,704
   Deferred tax assets                            1,168         1,371
   Prepaid expenses and other                     4,969         2,322
                                              ---------     ---------
       Total Current Assets                      87,127        71,614

Property, plant and equipment, net               11,421        10,079
Goodwill                                         23,157        21,280
Other intangible assets, net                      9,570         9,785
Other                                               972           904
                                              ---------     ---------
       Total Assets                           $ 132,247     $ 113,662
                                              =========     =========

     LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
   Accounts payable and accrued liabilities $ 15,053 $ 21,078 Billings in excess of contract costs
    incurred                                     12,522        13,551
   Deferred revenue                               6,434         6,036
   Current portion of notes payable                 440         2,103
                                              ---------     ---------
       Total Current Liabilities                 34,449        42,768

Notes payable                                     3,565        15,555
Convertible subordinated notes payable           39,071             -
Deferred tax liabilities                          1,709         1,592
Other                                               619           820
                                              ---------     ---------
       Total Liabilities                         79,413        60,735

Commitments and Contingencies

Shareholders' Equity                             52,834        52,927
                                              ---------     ---------
       Total Liabilities and Shareholders'
        Equity                                $ 132,247     $ 113,662
                                              =========     =========



                COMPUDYNE CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)

                            Three Months Ended    Nine Months Ended
                               September 30,         September 30,
                              2004       2003      2004       2003
                           ---------  ---------  ---------  ---------
                              (in thousands, except per share data)

Revenues                   $  33,360  $  53,136  $ 110,170  $ 147,441
Cost of sales                 24,552     41,125     80,017    111,860
                           ---------  ---------  ---------  ---------

Gross profit                   8,808     12,011     30,153     35,581

Selling, general and
 administrative expenses       9,288      8,471     26,119     24,125
Research and development       2,051      1,683      5,680      5,596
                           ---------  ---------  ---------  ---------
Income (loss) from
 operations                   (2,531)     1,857     (1,646)     5,860
                           ---------  ---------  ---------  ---------

Total other expense              540        221      1,783        925
                           ---------  ---------  ---------  ---------

Income (loss) before
 income taxes                 (3,071)     1,636     (3,429)     4,935
Income taxes expense
 (benefit)                    (1,221)       654     (1,362)     1,974
                           ---------  ---------  ---------  ---------
Net income (loss)          $  (1,850) $     982  $  (2,067) $   2,961
                           =========  =========  =========  =========

Earnings (loss) per share:
--------------------------
Basic earnings (loss) per
 common share              $    (.23) $     .12  $    (.26) $     .38
                           =========  =========  =========  =========

Weighted average number of
 common shares outstanding     8,171      7,923      8,085      7,881
                           =========  =========  =========  =========

Diluted earnings (loss)
 per common share          $    (.23) $     .12  $    (.26) $     .36
                           =========  =========  =========  =========

Weighted average number of
 common shares and
 equivalents                   8,171      8,199      8,085      8,140
                           =========  =========  =========  =========



                COMPUDYNE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED FINANCIAL DATA
                       (in thousands, unaudited)


                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                                 2004      2003      2004      2003
                              ---------- --------- --------- ---------
Revenues
  Public Safety and Justice   $  11,771  $ 16,194  $ 36,930  $ 38,733
  Institutional Security
   Systems                       11,783    26,357    41,794    75,497
  Attack Protection               6,510     6,036    20,204    20,912
  Federal Security Systems        3,296     4,549    11,242    12,299
                              ---------- --------- --------- ---------
                              $  33,360  $ 53,136  $110,170  $147,441
                              ========== ========= ========= =========


                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                                 2004      2003      2004      2003
                              ---------- --------- --------- ---------
Pre-tax income (loss)
  Public Safety and Justice   $     370  $    790  $  1,765  $  1,340
  Institutional Security
   Systems                         (806)    1,216      (683)    2,788
  Attack Protection              (2,101)     (663)   (3,236)     (153)
  Federal Security Systems          137       223       551       726
  Corporate                        (671)       70    (1,826)      234
                              ---------- --------- --------- ---------
                              $  (3,071) $  1,636  $ (3,429) $  4,935
                              ========== ========= ========= =========


                                     September 30, December 31,
                                         2004          2003
                                     ------------- ------------
Backlog
  Public Safety and Justice          $     50,215  $    63,727
  Institutional Security
   Systems                                 59,524       57,258
  Attack Protection                        19,351       10,043
  Federal Security Systems                  9,018        8,326
                                     ------------- ------------
                                     $    138,108  $   139,354
                                     ============= ============



           RECONCILIATION OF NON-GAAP FINANCIAL MEASURES(1)


                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                                 2004      2003      2004      2003
                              ---------- --------- --------- ---------

Net income (loss)             $  (1,850) $    982  $ (2,067) $  2,961
Interest expense                    849       366     2,443     1,079
Tax expense                      (1,221)      654    (1,362)    1,974
Depreciation and amortization       732       640     2,099     2,016
                              ---------- --------- --------- ---------
EBITDA                        $  (1,490) $  2,642  $  1,113  $  8,030
                              ========== ========= ========= =========

(1) This press release contains unaudited financial information that is not prepared in accordance with generally accepted accounting principals (GAAP). Investors are cautioned that the non-GAAP financial measures are not to be construed as an alternative to GAAP. The Company's management uses earnings before interest, taxes, depreciation and amortization, (EBITDA) in its internal analysis of net income and monitors it to ensure compliance with certain covenants under the Company's credit facility. Management believes that EBITDA provides useful information to investors for meaningful comparison to prior periods and analysis of the critical components of its results of its operations. Management also believes that EBITDA is a valuable financial measure to investors because it allows them to monitor the Company's compliance with certain covenants under its credit facility.


    CONTACT: CompuDyne Corporation
             Geoffrey F. Feidelberg, 410-224-4415 ext.313 investors.relations@compudyne.com